Exhibit 10.1

Employment Agreement

Between

U.S. Premium Beef, LLC

And

Jim Sellers

This Employment Agreement (“Agreement”) dated effective as of August 1, 2026 (the “Effective Date”), is by and between U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”), and Jim Sellers (“Employee”). Employee and USPB may hereinafter each be referred to individually as a “Party” or collectively as “the Parties.”

1. Employment.

(a) Employment. USPB will employ Employee under this Agreement from the Effective Date until the earlier of December 30, 2028 (the “Expiration Date”) or the date the employment is otherwise terminated prior to the Expiration Date as provided in this Agreement (the “Termination Date”). Between the Effective Date and the earlier of (i) the date Stanley Linville, USPB’s current chief executive officer (“Current CEO”), ceases to be employed by USPB and (ii) December 26, 2026 (such earlier date to occur, the “Transition Date”), Employee shall have the title of “Chief Executive Officer – Elect”. From and after the Transition Date, Employee shall have the title of “Chief Executive Officer”.

(b) Term of Employment. Employment of Employee under this Agreement starts on the Effective Date and continues until the Expiration Date or the Termination Date, whichever is earlier (the “Employment Term”).

(c) Location of Employment. Employee’s principal place of employment shall be at the principal offices of USPB located in Kansas City, Missouri, or at another location as mutually agreed by USPB and Employee.

2. Compensation and Benefits.

(a) Base Salary. During the Employment Term, Employee shall be compensated by USPB for each annual period set forth below (each, an “Annual Period”) at an initial rate of annual base salary (the “Annual Base Salary”) for each Annual Period as follows:

Annual Period:	Annual Base Salary:
Effective Date – December 26, 2026 (“Annual Period 1”)	$121,978
December 27, 2026 – December 25, 2027 (“Annual Period 2”)	$300,000
December 26, 2027 – December 30, 2028 (“Annual Period 3”)	$300,000

The Annual Base Salary may be increased from time to time by the USPB Board of Directors (the “Board”), in its sole discretion. References to “Base Salary” mean the Annual Base Salary for the applicable Annual Period divided by the number of payroll periods during such Annual Period. Such Base Salary shall be payable in accordance with USPB’s regular payroll practices and pay dates beginning at the commencement of the Employment Term. All payments made to or on behalf of Employee under the terms of this Agreement, including all payments of Base Salary and any incentive or other payments, shall be subject to all withholding required or permitted by law (such as income and payroll taxes) and such additional withholding as may be agreed upon by Employee.

(b) Incentive Cap. The compensation provided in Sections 2(c) (Annual Incentive) and 2(d) (Long-Term Incentive), and including any incentive compensation under Section 4 (Severance Pay) as it pertains to incentive compensation, specifically Section 4(b), clauses (2) and (3), and Section 4(d), clauses (2) and (3), shall be subject to a cumulative annual cap (referred to as “Incentive Cap”), pro-rated over the Employment Term of this Agreement, not to exceed the Maximum Yearly Incentive Cap per contract year averaged over the Employment Term; provided, however, that for purposes of Section 4(d) (Termination By USPB For Other Than Cause, Death or Disability or By Employee For Good Reason), the proration term period shall extend through the Expiration Date. For purposes of this Agreement, the “Maximum Yearly Incentive Cap” means an amount equal to 1.5 multiplied by the quotient of (a) the sum of the Annual Base Salary for each Annual Period divided by (b) three. An example of the incentive compensation calculations under Sections 2(c) and 2(d) is provided in Exhibit A, attached hereto.

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(c) Annual Incentive Plan. In addition to Employee’s Base Salary, if Employee is employed by USPB on the last day of any Annual Period occurring on or before the Expiration Date (except as otherwise provided in this Agreement), Employee shall be eligible to receive an annual incentive payment (the “Annual Incentive”) equal to seventy-five one hundredths of a percent (0.75%) of the USPB Total Benefits that exceed $35,000,000, multiplied by the ratio of the number of days the Employee is employed by the Company over the total number of days in the applicable fiscal year. “USPB Total Benefits” is the sum of: (1) audited fiscal year-end USPB earnings before tax plus (2) the USPB grid premiums which is the net sum of all USPB unitholder and associate grid premiums and discounts calculated through all USPB grids at all plants, taking into account all calculators including, but not limited to, base price, dressing percent, quality grade, outlier cattle, A/V, Natural, per head category premiums, and other specific categories, less the base price calculator excluding any set base price premium. (For example, if 25 cents per cwt. is paid to a unitholder or associate for one head of cattle over the western Kansas reported USDA average, then 25 cents per cwt. times the weight of the head of cattle would be added to the net grid premium.) This calculation shall be based on the actual cattle delivered by USPB unitholders and associates to National Beef Packing Company, LLC (“NBP”) or its successor under the First Amended Cattle Purchase and Sale Agreement between NBP and USPB dated June 10, 2019, as such agreement may be amended from time to time. In no event shall the non-delivery penalties paid by members of USPB be included in the net sum of all USPB member grid premiums under clause (2) above. The Annual Incentive is subject to the following:

(1) The Annual Incentive, if any, is considered earned as of the last day of each Annual Period, and will be paid no later than April 15 of the year following the year in which such Annual Incentive is earned; provided that if the Board does not have all completed financial statements that are relevant to the calculation of the Annual Incentive, the payment date shall be extended until fifteen (15) days following receipt by the Board of all completed financial statements that are relevant to the calculation of the Annual Incentive. Employee must be employed by USPB as of the last day of each applicable Annual Period to receive any Annual Incentive earned during such Annual Period.

(2) For purposes of calculating any Annual Incentive, USPB’s Total Benefits shall be determined by USPB’s accountants using generally accepted accounting principles consistently applied to the applicable Annual Period.

(d) Long-Term Incentive Plan. In addition to Employee’s Base Salary and Annual Incentive and except as otherwise provided in this Agreement, if Employee is employed by USPB through the Expiration Date, Employee shall be eligible to receive a long-term incentive payment (the “Long-Term Incentive”) in an amount equal to fifty one hundredths of a percent (0.50%) of the amount by which USPB’s aggregate Total Benefits from fiscal years 2026, 2027 and 2028 exceed $105,000,000, multiplied by the ratio of the number of days the Employee is employed by the Company over 1,099 days1. The Long-Term Incentive is subject to the following:

(1) any Long-Term Incentive accruing under this Agreement will be paid no later than April 15 of the calendar year first occurring after the Expiration Date; and

(2) for purposes of calculating any Long-Term Incentive, USPB’s Total Benefits shall be determined by USPB’s accountants using generally accepted accounting principles consistently applied during each applicable Annual Period.

(e) Other Benefits. During the Term, USPB agrees to provide employee benefits coverage that generally is comparable to the coverage provided, from time to time, to other similarly situated management employees of USPB. Such participation shall be subject to the terms of the applicable plan documents and policies generally applicable to such employees, including, without limitation, plan terms or policies relating to employee contributions under any such plans. Employee will be entitled to receive paid vacations, personal and sick days in accordance with USPB’s policies in effect from time to time.

(f) Reimbursement Of Business Expenses. USPB will pay or reimburse Employee for such reasonable and documented travel, entertainment and other expenses as Employee may incur during the period of Employee’s employment in connection with the performance of Employee’s duties, subject to verification of expenses, and in compliance with applicable USPB policies.

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1 The total number of days was calculated based on FY26 and FY27 each consisting of 52 weeks, and FY28 consisting of 53 weeks.

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3. Termination of Employment.

(a) Termination Upon Permanent Disability. The employment of Employee may be terminated by USPB on at least thirty (30) days prior written notice if the Board determines that Employee has become permanently disabled. Employee shall be deemed to be “permanently disabled” for purposes of this Agreement if Employee has been substantially unable to discharge Employee’s duties and obligations under this Agreement by reason of illness, accident, or disability for a period of 180 days in any twelve-month period. Any disputes concerning the nature, extent or permanency of Employee’s disability will be determined using criteria set forth in any applicable long term disability insurance policy covering Employee or, if not applicable, by a neutral physician at the expense of USPB.

(b) Termination Upon Death. The employment of Employee shall automatically terminate on the date of Employee’s death.

(c) Termination For Cause. The employment of Employee may be terminated immediately by USPB for cause upon written notice from the Chair of the Board to the Employee after the Board has made a finding by resolution that “Cause” exists, subject to Employee’s right to cure a determination of Cause based on performance under (1) below. For purposes of this Agreement, “Cause” shall mean Employee:

(1) fails to perform the duties reasonably assigned to Employee following a written notice delivered to Employee specifying the nature of the non-performance and providing at least thirty (30) days for Employee to cure said non-performance, provided that such non-performance would not otherwise be cause for termination under clauses (2), (3), (4), (5) or (6) hereunder;

(2) willfully and materially breaches a provision of this Agreement or otherwise violates a written USPB policy or written directive from the Board (unless the breach or violation results from Employee’s incapacity due to disability);

(3) engages in conduct that constitutes the willful, wanton, or grossly negligent misfeasance of Employee’s duties;

(4) engages in willful misconduct or grossly negligent conduct involving USPB or its Affiliates, including NBP and entities owned or controlled by NBP and its affiliates (collectively, “Affiliates”), including without limitation any act involving theft, dishonesty, misappropriation, or fraud with respect to USPB or its Affiliates;

(5) has engaged in the commission of a felony or other serious crime (whether or not prosecuted), or has pled guilty or no contest (or similar plea) to any felony or charge for other serious crime;

(6) intentionally imparted confidential information relating to USPB to a third party, other than in the course of carrying out Employee’s duties, which as resulted in material damage to USPB; or

(7) otherwise fails to reasonably perform Employee’s duties and obligations as contemplated under this Agreement.

(d) Termination By USPB Other Than For Cause, Death, Or Disability. If the circumstances set forth above in Sections 3(a) (Permanent Disability) or 3(b) (Death) have not occurred and Employee has not been terminated under Section 3(c), USPB may terminate Employee’s employment for any reason or no reason and with or without cause upon thirty (30) days prior written notice to Employee.

(e) Termination By Employee For Good Reason. Employee may terminate Employee’s employment immediately at any time for Good Reason upon written notice to USPB. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following:

(1) a significant reduction or adverse alteration in the duties, authorities or responsibilities as Employee; or

(2) a material and willful breach by USPB of any of its obligations to Employee under this Agreement.

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(f) Termination By Employee Other Than For Good Reason. Employee may terminate Employee’s employment under this Agreement for any reason or no reason upon thirty (30) days prior written notice to USPB.

4. Severance Pay.

(a) Severance Pay Requirements. As consideration for the receipt of severance pay and benefits provided in this Section 6, Employee agrees to provide USPB with a complete release of any and all employment claims against USPB and its Affiliates (other than a claim for Severance Pay as provided in this Agreement), in the form and substance set forth in Exhibit B attached hereto, except when termination is the result of Employee’s death.

(b) Termination Upon Death Or Permanent Disability. If Employee’s employment is terminated pursuant to Section 3(a) (Permanent Disability) or 3(b) (Death) above, Employee (or Employee’s estate, as applicable) shall be entitled to, and USPB’s obligation under this Agreement shall be limited to:

(1) the payment of Base Salary to the date of the termination plus continued payments of Base Salary (using the Annual Base Salary then in effect as of the date of such termination) through the date that is twelve (12) months following the earlier of (A) the date of termination pursuant to Section 3(a) (Permanent Disability) or 3(b) (Death) or (B) the Expiration Date (such date, the “Deemed Termination Date”);

(2) payment of the Annual Incentive through the Deemed Termination Date, pro-rated, as applicable, if the Deemed Termination Date does not occur on the Expiration Date;

(3) payment of the Long-Term Incentive (less any amounts previously paid) that would have accrued if Employee had remained employed under this Agreement through the Deemed Termination Date, with payments to be made at the same times specified in Section 2(d)(1);

(4) any payments under this Section 4(b)(2) and (3) are subject to the Incentive Cap under Section 2(b).

(c) Termination By USPB For Cause Or By Employee For Other Than Good Reason. If Employee’s employment is terminated by USPB pursuant to Section 3(c) (For Cause) for Cause, or if Employee terminates his employment pursuant to Section 3(e) (By Employee For Other Than Good Reason) other than for Good Reason, USPB’s obligation under this Agreement shall be limited to the payment of Base Salary through the date of termination, and the payment of USPB Noncompetition Payments as provided under Section 4(e) below; provided that if Employee is terminated for Cause under Section 3(c)(2), (3), (4) or (5), Employee shall not receive any USPB Noncompetition Payments.

(d) Termination By USPB Other Than For Cause, Death or Disability; Termination By Employee For Good Reason. If Employee’s employment is terminated by USPB other than for Cause or by Employee for Good Reason, Employee shall be entitled to, and USPB’s obligation under this Agreement shall be limited to:

(1) payment of the Base Salary through the date of the termination plus continued payments of Base Salary through the Expiration Date;

(2) payment of the Annual Incentive in the amounts and at the times provided as if Employee has remained employed through the Expiration Date;

(3) payment of the Long-Term Incentive at the amounts provided (less any amounts paid) that would have paid if the Employee had remained employed under this Agreement through the Expiration Date, with payments to be made at the time specified in Section 2(d)(1);

(4) payments under this Section 4(d)(2) and (3) are subject to the Incentive Cap under Section 2(b); and

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(5) payment of the USPB Noncompetition Payments.

(e) Noncompetition Compensation. In the event that Employee’s employment is terminated (including by expiration of this Agreement), other than by permanent disability, death or for Cause under Section 3(c)(2), (3), (4) or (5), USPB shall provide noncompetition compensation for the twelve (12) month period first following the termination date of employment of Employee with USPB, payable in the amount and at the times set forth below (such payments, the “USPB Noncompetition Payments”); provided that USPB may terminate the USPB Noncompetition Payments prior to the end of the twelve (12)month period if the Board determines, in its sole discretion, that the Employee violated the noncompetition or nonsolicitation restrictions in Section 6(a) or Section 6(c) or any of the remaining obligations of Employee under Section 5. The period in which noncompetition compensation is provided, from start to expiration of the twelve (12) month period or earlier termination, as applicable, for the USPB Noncompetition Payments, is the “Noncompetition Period.” USPB Noncompetition Payments shall be paid during the Noncompetition Period as follows:

(1) Monthly Payments. USPB shall pay Employee an amount equal to the Base Salary that would be paid to Employee under this Agreement if Employee was employed or Employee’s Base Salary at the time of termination, whichever is greater, which Base Salary payments shall be paid at normal salary payment intervals in effect for USPB’s management personnel; and

(2)Group Benefits. During the Noncompetition Period, USPB shall distribute to CEO in monthly taxable payments an amount equal to the sum of the monthly amount of premium, payment, or contribution that USPB would have made or contributed on behalf of the Employee if Employee was employed for group benefits then provided to other employees of USPB, such as group medical, life, disability, and accidental death and dismemberment insurance, but excluding paid vacations, personal and sick days, allowances, telecommunications equipment or services, expense reimbursement, or 401(k) contributions.

5. Duties and Responsibilities of Employee.

(a) Duties and Responsibilities as Chief Executive Officer-Elect and as Chief Executive Officer.

(1) Between the Effective Date and the Transition Date (the “Transition Period”), Employee shall have the duties as delegated to Employee by the Current CEO. For the avoidance of doubt, during the Transition Period, Employee shall not hold himself out to be the chief executive officer of USPB and shall not have authority to execute any agreements on behalf of USPB except as otherwise delegated in writing by the Current CEO.

(2) From and after the Transition Period, Employee shall serve as USPB’s chief executive officer, with the duties as set forth in USPB’s Amended and Restated Limited Liability Company Agreement.

(b) Other Duties and Responsibilities of Employee.

(1) Confidential Information and Trade Secrets. Employee recognizes the interests of USPB and its Affiliates in maintaining the confidential nature of its respective confidential and proprietary information, and acknowledges that Employee will acquire, use, disclose, and have access to such information in connection with Employee’s employment with USPB.

(A) Confidential Information Defined. USPB Confidential Information is any and all secret, confidential, proprietary information of USPB and its Affiliates that USPB and/or its Affiliates intend to be maintained as secret, confidential, and protected from disclosure in the public domain that relates any way to the operations, activities, research, investigations, obligations, work, or business of USPB, or its Affiliates, including but not limited to confidential material or information relating to the business, customers, suppliers, costs, prices, systems, methods, personnel information, trade or industrial practices, trade secrets, technology, know-how or intellectual property of USPB and/or its Affiliates.

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(B) Protection and Nondisclosure of Confidential Information. Confidential Information shall at all times be and remain the sole property of USPB and/or its Affiliates. Employee shall not, during the Employment Term or at any time after the termination of employment with USPB, in any manner that does not promote the interests of USPB and its Affiliates, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use any trade secrets or Confidential Information of USPB or its Affiliates. Any disclosure of Confidential Information by the Employee shall include appropriate protection for the type of information to protect USPB’s interests in the Confidential Information.

(C) Return of Confidential Information. Upon termination of Employee’s employment with USPB for whatever reason, Employee shall return to or leave all Confidential Information with USPB and its Affiliates, without making or retaining copies of the Confidential Information, including all documents, records, notebooks and other repositories containing Confidential Information. Employee shall not remove from USPB’s premises, or retain, any of the Confidential Information materials described in this Section.

(D) Permitted Disclosure. The foregoing restrictions and obligations under this Section shall not apply to any Confidential Information that Employee is required by law to disclose, so long as: (1) subject to Section 6(f) (Protected Activities) below, Employee provides USPB with prompt written notice of any such request or requirement so that USPB and its Affiliates may seek a protective order or other appropriate remedy; and (2) Employee shall reasonably cooperate with USPB and its Affiliates in seeking such a protective order and/or other appropriate remedy.

(2) Intellectual Property Rights. Employee agrees to assign and transfer to USPB, and does hereby assign and transfer to USPB, all right, title and interest in and to all USPB IP (as defined below). All USPB IP is and shall be the sole property of USPB. Employee agrees to disclose all USPB IP promptly in writing to USPB. To the extent USPB may determine that an additional assignment of any USPB IP may be necessary or proper, upon the request of USPB, Employee agrees to promptly execute a written assignment of title to USPB for such USPB IP. As used herein, “USPB IP” means all inventions and intellectual property rights (including, but not limited to, designs, discoveries, inventions, improvements, ideas, devices, techniques, processes, writings, trade secrets, trademarks, patents, copyrights and all other intellectual property rights including, without limitation, notes, records, reports, software, plans, memoranda and other information relating to such intellectual property, whether or not subject to protection under applicable laws) that Employee solely or jointly with others may conceive, make, acquire, suggest or participate in at any time during the period that Employee is employed by USPB and that relates to the actual or demonstrably anticipated business, products, processes, work, operations, research and development or other activities of USPB or its Affiliates.

(3) Cooperation. Employee agrees that, upon USPB’s reasonable request, Employee in good faith and using diligent efforts shall cooperate and assist USPB in any dispute, controversy or litigation in which USPB may be involved including, without limitation, Employee’s participation in any court or arbitration proceedings, the giving of testimony, the signing of affidavits or such other personal cooperation as counsel for USPB may reasonably request. Such cooperation shall not be unreasonably burdensome without reasonable compensation.

(4) Publicity. Employee hereby irrevocably consents to any and all uses and displays, by USPB and its Affiliates, and their directors, officers, employees, and agents, of Employee’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the Employment Term, for all legitimate commercial and business purposes of USPB and its Affiliates without further consent from or royalty, payment, or other compensation to the Employee. Employee hereby forever waives and releases USPB and its Affiliates, and their directors, officers, employees, and agents, from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from USPB and its Affiliates’ exercise of their rights in connection with this provision.

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6. Covenants and Restrictions. Employee acknowledges that Employee’s involvement in, experience with, and influence over USPB’s operations constitute skills and knowledge which are special, unique and extraordinary with respect to Employee’s service to USPB. Therefore, Employee acknowledges that non-competition, non-solicitation, and nondisclosure covenants herein are fair, reasonable and necessary to protect the legitimate business interests of USPB and its Affiliates. Employee acknowledges and agrees that these covenants should be construed to apply to the fullest extent permitted under applicable law.

(a) Definitions. For purposes of this Section, the following definitions apply:

(1) “Business Relation” means any customer, supplier, unitholder, vendor, employee, service provider, lessor, licensor or other business relation of USPB or its Affiliates (to the extent such Business Relations were Business Relations of USPB or its Affiliates during the Employment Term).

(2) “Competitive Business” means the business of USPB and/or its Affiliates as currently conducted and/or currently actively and demonstrably proposed to be conducted during the Employment Term, in each case including but not limited to any business or enterprise, other than USPB and its Affiliates, which is engaged in the beef packing or processing industry that involves any business activity that competes with the business of USPB and/or its Affiliates.

(3) “Restricted Period” means the Employment Term and a period of twelve (12) months after the Employment Term, commencing on Expiration Date or Termination date, whichever comes earlier.

(4) “Restricted Territory” means the United States of America. The Parties agree that USPB and its Affiliates operate in each of the states within the United States of America.

(5) “Service Provider” means any person who is or was, during the Employment Term, or at any other time during the Restricted Period, an employee, officer, director or independent contractor of USPB or its Affiliates.

(b) Noncompetition. At all times during the Restricted Period, Employee shall not, directly or indirectly, personally or through others (including through any affiliates or representatives of Employee), anywhere in the Restricted Territory:

(1) Engage in, or take any steps to actively prepare to engage in, any Competitive Business; or

(2) Be or become an officer, director, equity holder, owner, lender, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, contractor, consultant, advisor or manager of, or to otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of any firm, partnership, corporation, person, entity or business that engages or participates in Competitive Business;

Notwithstanding the foregoing, nothing in this Agreement shall prevent or restrict Employee from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock (or equity interests) of a publicly-traded entity that is engaged in a Competitive Business, so long as Employee is not otherwise associated in any way with such entity.

(c) Nonsolicitation. Employee agrees that Employee shall not, at any time during the Restricted Period, directly or indirectly, personally or through others (including through any affiliates or representatives of Employee):

(1) Call upon, solicit, divert, take away, accept or conduct any business from or with any Business Relation, in each case with the purpose or effect of engaging in Competitive Business or of causing such Business Relation to reduce or terminate its business relationship with USPB or its Affiliates;

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(2) Solicit, recruit, or attempt to solicit or recruit, any Service Provider to leave or reduce such Service Provider’s service relationship with USPB or its Affiliates, or otherwise interfere with such service relationship; or

(3) Hire, or attempt to hire any Service Provider away from USPB or its Affiliates.

(d) Nondisparagement. Employee agrees and covenants that Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning USPB or its Affiliates, or their employees, officers, and directors, or existing and prospective customers, suppliers, investors and other associated third parties of USPB or its Affiliates. These nondisparagement obligations shall not in any way affect Employee’s obligation to testify truthfully in any legal proceeding.

(e) Employee Acknowledgements.

(1) Reasonableness of Restrictions. Employee acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 6 are reasonable because, among other things: (A) USPB and its Affiliates are engaged in a highly competitive industry, (B) Employee has or will have significant access to the goodwill and Confidential Information of USPB and its Affiliates; and (C) this Agreement, including the covenants in this Section 6, provide no more protection than is reasonably necessary to protect USPB and its Affiliates’ legitimate interests. Employee further acknowledges that Employee will receive substantial value in connection with this Agreement.

(2) Breach of Covenants. Employee also acknowledges that a breach or threatened breach of this Agreement, including the covenants in this Section 6, would give rise to irreparable harm to USPB and/or its Affiliates, for which monetary damages would not be an adequate remedy, and Employee hereby agrees that in the event of a breach or a threatened breach by Employee of any such obligations, USPB shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Employee further expressly agrees that Employee’s right to any payments pursuant to Section 4(e) (Noncompetition Compensation) may be terminated by USPB following any breach or threatened breach of this Agreement.

(3) Non-Exclusivity; Other Remedies. The rights and remedies of USPB and its Affiliates hereunder are not exclusive of or limited by any other rights or remedies that USPB and its Affiliates may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of USPB and its Affiliates hereunder, and the obligations and liabilities of Employee hereunder, are in addition to USPB’s respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. The Restricted Period shall be extended by each day that the Employee is in breach of the applicable covenants in this Section 6. Employee’s obligations under this Section 6 shall be independent of any other obligation, contractual or otherwise, that USPB has to Employee, and USPB’s breach of any such obligation shall not constitute a defense to, or otherwise limit in any respect, the scope or enforceability of this Agreement.

(f) Protected Activities. Nothing contained in this Agreement limits Employee’s ability, with or without notice to USPB or its Affiliates to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee may have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but USPB will not limit any right Employee may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

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(g) Notification to Subsequent Employer. When the Employment Term ends, Employee agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. Employee will also deliver a copy of such notice to USPB before Employee commences employment with any subsequent employer. In addition, Employee authorizes USPB to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Employee’s subsequent, anticipated, or possible future employer.

7. Indemnification.

(a) Indemnified Claims. USPB shall, to the extent not expressly prohibited by the Delaware Limited Liability Company Act as set forth in the Delaware Code commencing with Section 18-101 of the Delaware Code, indemnify Employee against reasonable expenses, including attorneys’ fees, and against loss or liability incurred by or asserted against Employee in a legal matter or proceeding in which Employee is a party or is threatened to be made a party because Employee is, or was, an officer or employee of USPB or its Affiliates. USPB’s obligation to indemnify and hold harmless includes, but is not limited to, all pending and future litigation and claims against USPB and its Affiliates and their respective officers, employees, representatives, and directors (collectively “USPB and Affiliate Entities”) which may impose liability on Employee including those claims against the USPB and Affiliate Entities, and claims relating to investigations relating to tort claims against the USPB and Affiliate Entities, deceptive trade practices and anti-competitive conduct of the USPB and Affiliate Entities. The expenses against which Employee is indemnified include, but are not limited to, all reasonable attorney fees and other costs associated with legal representation for representation and costs that are not reasonably covered by the USPB and Affiliate Entities. USPB shall advance amounts to cover expenses, or pay expenses, that are included in the foregoing indemnity, upon request from the Employee. These indemnification rights shall not be deemed to exclude any rights to which the Employee may otherwise be entitled. The foregoing right to indemnification shall: (1) inure to the Employee whether or not Employee is an officer or employee of the USPB and Affiliate Entities at the time the liability or expenses are asserted, imposed or incurred and whether or not the claim asserted is based on matters which pre-date this Indemnification Agreement; and (2) extend to the Employee’s heirs and legal representatives in the event of the Employee’s death.

(b) Exclusions from Indemnification. The right to indemnification in Section 7(a) does not include any liability or expense relating to a matter in which the Employee is finally adjudged to have breached or failed to perform a duty that Employee owes to the USPB and Affiliate Entities and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with the USPB and Affiliate Entities, or USPB or its members in connection with a matter in which the Employee has a material conflict of interest; (2) a violation of the criminal law, unless the Employee had reasonable cause to believe that Employee’s conduct was lawful or no reasonable cause to believe that Employee’s conduct was unlawful; (3) a transaction from which the Employee derived an improper personal profit; or (4) willful misconduct. Determination of whether the Employee is entitled to the indemnification provided for above shall be made as provided in the Delaware Limited Liability Company Act.

(c) Insurance. USPB further agrees that during the Employment Term and for a period of six (6) years after termination of employment, including expiration of employment, USPB shall maintain in full force and effect a director’s and officer’s insurance policy insuring the Employee against liability asserted and incurred by the Employee in the Employee’s capacity as an officer, manager, employee or agent of USPB and Affiliate Entities or arising from the Employee’s status as an officer, manager, employee or agent of the USPB and Affiliate Entities. The insurance shall be in amounts and contain terms and conditions as are reasonable and customary for a company of the size and scope of USPB participating in the industry and business in which USPB is engaged, all as determined by the mutual agreement of USPB and the Employee.

(d) Claims After Termination of Employment. If Employee is no longer employed by USPB and existing or new claims are made against USPB and Affiliate Entities or the Employee, the Employee shall be paid (at a daily rate equal to Employee’s Annual Base Salary at the time of termination, including expiration of employment, divided by 260) for all reasonable and documented time spent as a witness, for depositions, and similar pre-approved claim-related expenses to defend against an indemnified claim. USPB and Affiliate Entities shall, upon receipt of a written request from Employee, make information of USPB and Affiliate Entities available to Employee to defend the claims which may impose liability on Employee.

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8. Continuing Obligations. Notwithstanding the Employment Term, this Agreement continues until the payments under this Agreement have been made and the obligations have been discharged or fulfilled, as follows:

(a) Compensation and Benefits. The compensation and benefits provisions in Section 2 and Section 4(a) through Section 4(c) terminate when the payments under those sections have been made, or USPB and Employee otherwise agree that those compensation and benefit obligation have been satisfied;

(b) Noncompetition and Nonsolicitation. The Employee’s obligations under the noncompetition and nonsolicitation covenants in Section 6(b) and Section 6(c) continue through the Restricted Period, and USPB’s obligation to make the USPB Noncompetition Payments provided in Section 4(d) continue through the Noncompetition Period; and

(c) The Employee’s obligations in Section 6(b), the indemnification obligations in Section 7, and the other provisions in Section 8 continue indefinitely and survive the Employment Term of this Agreement.

9. Miscellaneous Provisions.

(a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of USPB, its Affiliates, and their successors and assigns, and USPB shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that UPSB would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee.

(b) Disputes. With the exception of any claim for injunctive relief to enforce Employee’s obligations of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be fully and finally resolved exclusively by arbitration pursuant to the rules of the American Arbitration Association or such other rules as may be mutually agreed upon by the Parties. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the Parties. If the Parties are unable to agree on the arbitrator within thirty (30) days of one Party giving the other Party written notice of intent to arbitrate, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the Parties. Any such arbitration shall be conducted in Kansas City, Missouri, at a location designated by USPB. The Parties shall share equally the expenses of arbitration, unless otherwise agreed.

(c) Governing Law. The validity, interpretation, construction, performance, enforcement and remedies relating to this agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with the substantive laws of the state of Missouri, without regard to its conflict of laws principles.

(d) Severability. Should any provision of this Agreement be held by an arbitrator (or court of competent jurisdiction) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement. The Parties further agree that any such arbitrator (or court) is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the arbitration (or court) shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

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(e) Warranty. Employee represents and warrants that Employee is not a party to any Agreement, including any restrictive covenant or related contractual limitation, that would interfere with or hinder the Employee’s ability to undertake the obligations and expectations of this Agreement.

(f) Modification. No provision of this Agreement may be amended or modified by either Employee or USPB unless the amendment or modification is agreed to in writing and signed by Employee and USPB.

(g) Waiver. No waiver by either Employee or USPB of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Employee or USPB in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

(h) Section 409A Compliance. Although USPB makes no guarantee with respect to the treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended and any regulations or official guidance relating thereto (collectively, “Section 409A”), this Agreement is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith.

(i) Entire Agreement. This Agreement constitutes the entire agreement and understanding between Employee and USPB in reference to all matters in this Agreement. This Agreement replaces and rescinds any prior agreements or understandings between Employee and USPB.

(j) Review and Consult. Employee has carefully read this Agreement, has had the opportunity, and has consulted with independent legal counsel to the extent Employee deemed appropriate, and has given careful consideration to the rights and obligations imposed by this Agreement. Accordingly, the Parties agree that the terms and conditions of this Agreement shall not be construed against any Party on the basis of such Party’s drafting, in whole or in part, of such terms and conditions.

[Remainder of Page Intentionally Left Blank. Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and agreed to this Agreement as of the Effective Date.

Employee: By: ________________________________ Jim Sellers	U.S. PREMIUM BEEF, LLC By: ________________________________ Mark Gardiner, Chair, Board of Directors

[Signature Page to Employee Employment Agreement]

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Exhibit A

Employee Compensation Example

Contract through 12/30/2028	2026*	2027	2028	Total
Example USPB Total Benefits (Inc+ Grid Prem)	$40,000,000	$45,000,000	$70,000,000	$155,000,000
Base Annual Salary	$300,000	$300,000	$300,000	$900,000

Annual Incentive*

.75% over $35mm Benefit	$37,500	$75,000	$262,500	$375,000

Long Term Incentive Plan*
.50% over $105mm Benefit			$250,000	$250,000
Total Incentive	$37,500	$75,000	$462,957	$625,000
		Annual Average		$208,333

*Please note that the Base Annual Salary and example bonus amounts shown in year one (FY2026) are based on employment for the full FY2026. The Base Annual Salary, Annual Incentive for FY2026 and Long Term Incentive will be pro rated based on the Employee’s actual employment start date.

Maximum Yearly Incentive Cap: $450,000**

**The Maximum Yearly Incentive Cap will be pro rated based on the Employee’s actual employment start date.

Total Benefits

The sum of audited fiscal year-end USPB earnings before tax and fiscal year USPB grid premiums. Total Benefits are for illustration purposes only and actual results could and have varied substantially.

Grid Premiums

The net sum of all USPB member grid premiums and discounts calculated through the USPB grid taking into account all calculators including but not limited to base price, dressing percent, quality grade, outlier cattle and other specific categories less the base price calculator excluding any set base price premium (example, 25 cents over the western Kansas reported USDA average, 25 cents would be added into the net grid premium.)

A-1

Exhibit B

RELEASE AGREEMENT

This Release Agreement is made as of [__] (the “Effective Date“) by and between U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”) and Jim Sellers (“Employee”). Employee and USPB may hereinafter each be referred to individually as a “Party” or collectively as “the Parties.”

RECITALS

WHEREAS, the Parties are parties to Employee Employment Agreement (the “Employment Agreement”) under which Employee is entitled to specified severance pay and benefits under terms and conditions set out in that Employment Agreement.

WHEREAS, a termination of Employee’s employment has occurred under circumstances that the Parties have agreed gives rise to eligibility for severance pay and benefits pursuant to the Employment Agreement.

NOW THEREFORE, as a condition of any right to receive severance pay and benefits under the Employment Agreement, Employee hereby knowingly and voluntarily fully releases and discharges USPB and its Affiliates and their agents, affiliates, successors and related entities from any and all claims, causes of actions, accounts, controversies, debts or actions of any kind.

Employee’s release of all claims includes, without limitation, any claims for additional compensation, benefits, or wages in any form, damages, reemployment, or reinstatement. This release also includes, but is not limited to, all claims under any state or federal laws, including but not limited to: Title VII of the Civil Rights Act of 1964, 42 USC § 2000e as amended, the Post Civil War Civil Rights Acts, 42 USC §§ 1981-88, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, Executive Order 11246, ERISA, 29 USC§ 1001 et seq., and all amendments to such laws, and all other laws, contracts, torts or other common law claims, and all labor, employment, or wage laws of Missouri or any other state or nation. This release also extends to claim under the Employment Agreement or under any other USPB policy, plan, or contract.

This Release Agreement is intended to comply with the Older Workers’ Benefit Protection Act pursuant to that statute, Employee is hereby informed of the following:

a)Employee may, if Employee so chooses, take up to twenty-one (21) days to consider this Release Agreement.

b)For a period of seven (7) days following Employee’s execution of this Release Agreement, Employee may revoke the Release Agreement by notifying the undersigned in writing of Employee’s revocation; the Release Agreement shall not become effective or enforceable until the Effective Date.

c)By signing this Release Agreement, Employee understands that Employee is making a knowing and voluntary waiver of rights or claims in exchange for the consideration described in this Release Agreement.

d)In accordance with applicable law, Employee is advised to consult with an attorney of Employee’s choice prior to executing this Release Agreement.

B-1

By signing below, Employee hereby knowingly and voluntarily enters into this Release Agreement with the intent to be bound. Employee understands that this Release Agreement includes a release of claims as set forth above.

Date: ______________________

By: ________________________

Name: Jim Sellers

B-2